Exhibit 99.1

ADM Appoints Monish Patolawala as Executive Vice President and Chief Financial Officer

CHICAGO, July 10, 2024— ADM (NYSE: ADM) today announced the appointment of Monish Patolawala as Executive Vice President and Chief Financial Officer, effective August 1, 2024, succeeding Ismael Roig, who has been serving as ADM’s Interim CFO since January 2024. Mr. Patolawala brings to ADM more than 25 years of experience overseeing global finance and technology teams across leading industrial and healthcare companies, most recently including 3M. As EVP and CFO of ADM, Mr. Patolawala will be responsible for overseeing Global Finance and Accounting, Global Business Services, Global Technology and Enterprise Strategy.

Chair of the Board and CEO Juan Luciano said, “We are thrilled to have an executive of Monish’s caliber joining ADM as we focus our enterprise on productivity, innovation and delivering with excellence. Monish has extensive experience and an impressive track record leading global, sophisticated finance and technology organizations and delivering strong results. With more than 25 years overseeing innovation and sustainability focused teams across leading industrial and healthcare companies, we are confident that Monish is a strong fit for ADM’s continually evolving organization. Today’s announcement is the culmination of the Board’s thorough and thoughtful process to identify a proven leader to oversee our finance team as we execute with excellence across our strategic and operational priorities.”

Mr. Patolawala said, “It is an honor to join ADM as CFO at an important point in the Company’s trajectory. As a child growing up in India, I witnessed severe poverty and hunger firsthand, and that’s what makes me so passionate about the important work that ADM is doing to feed the world through its purpose of unlocking the power of nature to enrich the quality of life. As a member of the executive team, I look forward to drawing upon my experience to advance ADM’s operational excellence and discipline, as we deliver for our stakeholders and drive shareholder value.”

Mr. Luciano continued, “On behalf of the Board, I would like to acknowledge and thank Ismael for stepping up to lead as Interim CFO and supporting a seamless transition. We will continue to benefit from his extensive expertise as President of EMEA and President of Animal Nutrition.”

Mr. Patolawala most recently served as President and CFO of 3M Company where he led finance, country prioritization and country governance, information technology, enterprise strategy and global service centers. Prior to joining 3M, Mr. Patolawala spent more than two decades at GE in various finance roles, including as CFO of $20 billion GE Healthcare from 2015 to 2020 and also as head of operational transformation for all of GE from 2019 to 2020. Mr. Patolawala also currently serves on the Board of Directors of biotechnology leader Biogen Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements.

adm.com | © 2024 ADM	1

You can identify forward-looking statements by the fact they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from the forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, without limitation, those that are described in the Company’s most recent Annual Report on Form 10-K and in other documents that the Company files or furnishes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, ADM does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this announcement, whether as a result of new information, future events, changes in assumptions or otherwise.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new consumer and industrial solutions. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize the multiple industries we serve. Around the globe, our innovation and expertise are meeting critical needs while nourishing quality of life and supporting a healthier planet. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

ADM Investor Relations

Megan Britt

Megan.Britt@adm.com

872-257-8378

Source: Corporate Release

Source: ADM

adm.com | © 2024 ADM	2